EXHIBIT 99.01

PRESS RELEASE

Edward W. Scripps Jr. retires from trust, board

For immediate release Feb. 26, 2008	(NYSE: SSP)

CINCINNATI – Edward W. Scripps Jr. has notified The E. W. Scripps Company’s board of directors that he is retiring as a trustee of the Edward W. Scripps Trust and as a director of the company.

Scripps, 49, a great-grandson of the company’s founder, has served as a corporate director since 1998. The Edward W. Scripps Trust, the company’s controlling shareholder, will select a successor for Ed Scripps.

Scripps said he is retiring to devote more time to his family and to pursue long-delayed personal interests.

“Ed Scripps has conscientiously served the company and its shareholders with integrity and vision,” said William R. Burleigh, chairman of The E. W. Scripps Company’s board of directors. “We wish to express our admiration and appreciation to him for his dedicated and insightful contributions to this organization and extend to him and his family warmest wishes for a fulfilling retirement.”

Commenting on his retirement, Scripps said, “I have been honored to serve the shareholders of The E. W. Scripps Company as a board member during the past 10 years. Looking ahead, I believe the company’s prospects are brighter than ever as it approaches its division into two focused enterprises.”

Ed Scripps also has served as a trustee, vice president and member of the executive committee of the Scripps Howard Foundation, the philanthropic arm of The E. W. Scripps Company. Scripps is a trustee emeritus of the foundation.

From 1983 to 1993, Scripps worked for KJRH-TV, the company-owned television station in Tulsa, Okla. Scripps worked on the editorial side of the businesses, rising to the post of news director.

The company announced in October 2007 that its board of directors had unanimously authorized management to pursue a separation of Scripps into two publicly traded companies, one focused on national brands and the other focused on local media. The transaction is expected to be completed by July 1.

About Scripps

The E. W. Scripps Company (www.scripps.com) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 15 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

###

Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com